EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                            ADVANCED KNOWLEDGE, INC.
                            (A Delaware Corporation)

         ADVANCED KNOWLEDGE, INC., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

         1. The present name of this corporation is ADVANCED KNOWLEDGE, INC. (hereinafter the "Corporation").

         2. The Certificate of Incorporation of this Corporation is hereby amended by deleting Article FOURTH in its entirety and replacing it with the following:

         FOURTH: The total number of shares of stock which this corporation is authorized to issue is:

         (A) Twenty-Five Million (25,000,000) shares of common stock with a par value of one mil ($0.001) per share, amounting to Twenty-Five Thousand Dollars ($25,000.00)

         (B) At the effective time of this amendment, each share of common stock in the Corporation which is issued and outstanding as of the record date set by the Corporation's Board of Directors shall be subject to a two thousand five hundred (2,500) for one (1) forward stock split.

                  The foregoing amendment was duly adopted by the Corporation in accordance with the applicable provision of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by L. STEPHEN ALBRIGHT, Secretary, on this 14th day of April, 2003.



                                            /s/ L. Stephen Albright
                                            ------------------------------------
                                            L. STEPHEN ALBRIGHT, Secretary